UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 24, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Questions Republic First’s Declaration it was Pausing Capital Raise after Suspension of Payment on Subordinated Debt and Preferred Securities

Calls on Company to Eliminate Director Perks and Compensation to Preserve Capital

CAMDEN, NJ: George A. Norcross, III, Gregory B. Braca, and Philip A. Norcross yesterday wrote to Republic First Bancorp, Inc. (the “Company” or “Republic First”) (FRBK) questioning why the Company abruptly announced it has decided to suspend the capital raise with Castle Creek Capital (Castle Creek) and Cohen Private Ventures (CPV) announced just two months ago. The Norcross Braca group believes FRBK’s statement that the $125 million capital raise, which was pegged at $2.25 a share, was unneeded and somehow dilutive is nonsensical as the Company’s share price closed at just $1.02 on the day the announcement was made and came shortly after FRBK suspended payment on subordinated debt and preferred securities to conserve capital. The Norcross Braca group called on the Company to immediately eliminate director perks and compensation to preserve capital.

Calling for the details of the agreement with Castle Creek and CPV to be released to shareholders, the Norcross Braca group wrote, “We, and we believe many others, are shocked the Company is not continuing to pursue its capital raise under the contractual documents previously executed with Castle Creek Capital and Cohen Private Ventures. The contemplated transaction would, contrary to the Company’s assertions, greatly benefit existing shareholders – providing much needed capital at a very high premium to the current price.”

The Norcross Braca group noted that they found FRBK’s abrupt decision to postpone the raise is confusing because just a few weeks ago the Company cited the need to preserve capital as the reason it would discontinue payments to holders of its subordinated debt and preferred securities. “As we see it, the constantly evolving and inconsistent positions tell a story of a Company out of control and directors not putting the interests of the shareholders first. Disappointing but, unfortunately, not a surprise given the directors’ past actions.”

In addition to increasing transparency about the details of the Castle Creek and CPV capital raise and the decision to postpone it, the Norcross Braca group called for director compensation and other perks (cash and equity) to be “immediately eliminate[d]” because that would be a “way for the Company to provide a clear and unambiguous statement that directors’ interests are not being prioritized over shareholders.”

Since first announcing it had purchased shares in FRBK in January 2022, the Norcross Braca group has repeatedly taken actions to protect shareholders and the Company. Last week, the Norcross Braca group announced the resumption of its proxy fight and that it would seek to replace board members at the long delayed annual meeting.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.